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Stacie D. Byars
Director, Communications
Targeted Genetics Corporation
206.521.7392

TARGETED GENETICS ANNOUNCES THAT FDA HAS REMOVED HOLD ON PHASE I/II CLINICAL TRIAL OF tgAAC94 FOR INFLAMMATORY ARTHRITIS

Phase II Clinical Trial Protocol Design Underway

Seattle, WA - November 26, 2007 - Targeted Genetics Corporation (Nasdaq: TGEN) today announced that the U.S. Food and Drug Administration (FDA) removed the hold on the Company’s Phase I/II clinical trial of tgACC94 for inflammatory arthritis. This action follows the agency’s review of the safety data to date on all 127 subjects and all data from a fatal serious adverse event (SAE), which led to a clinical trial hold in July of this year. The Company will host a conference call and webcast discussion today beginning at 10:30 a.m. Eastern Time / 7:30 a.m. Pacific Time. You may access the live webcast via the “Events” section of the Company's website at www.targetedgenetics.com or via telephone at 800.240.2134 (domestic) or 303.275.2170 (international).

The data obtained during the investigation indicates that tgAAC94 did not contribute to the patient’s death, which was due to disseminated histoplasmosis. Final molecular test results presented earlier this month at the 71st annual meeting of the American College of Rheumatology (ACR), supported initial observations that no amplification of viral vector occurred in the patient's body as a result of the investigational therapy, that only trace amounts of vector DNA were detected in tissues outside the treated joint, and that the amount of circulating TNF-alpha antagonist protein was as expected from the background therapy. The subject was on adalimumab, methotrexate and prednisone, which are known to be immunosuppressive and a risk factor for histoplasma infection.

Targeted Genetics is revising the Phase I/II trial’s informed consent to include information about the SAE, and will amend the protocol to encompass suggestions made by the FDA and its independent data safety monitoring board. Over the next several weeks, the Company will work with trial sites to obtain Institutional Review Board approval of the amended protocol and revised informed consent and to re-consent the approximately 35 patients who have yet to receive the second injection. Patients in this trial are followed for 30 weeks after the second injection.

“We are working closely with trial site physicians to ensure we resume development in the most efficient manner possible with patient safety, as always, of paramount importance,” said H. Stewart Parker, president and chief executive officer of Targeted Genetics. “We anticipate having full data from the Phase I/II trial in the second half of 2008. In the meantime, we believe we have the information needed from this trial to simultaneously plan initiation of a Phase II trial of tgACC94 in the second-half of 2008.”

The Phase II clinical trial of tgAAC94 will be designed to evaluate efficacy and duration of response, as well as further assess safety, in patients with inflammatory arthritis who have one or few inflamed joints because they are not candidates for systemic therapy or they do not fully respond to systemic anti-TNF protein therapy.

Phase I/II Study Details
The ongoing Phase I/II study is designed to assess the safety and potential efficacy of different doses of tgAAC94 administered directly to affected joints of subjects with inflammatory arthritis. Subjects already enrolled in the study will continue to be followed and monitored. Since the trial began in October 2005, 127 subjects have received an initial dose of active drug or placebo into the knee, ankle, wrist, metacarpophalangeal or elbow, and 74 subjects out of the total 127 have received a second dose of active drug. Of those 74 subjects, 52 have received two doses of active drug.

The Company recently reported interim data from 66 subjects enrolled in the Phase II portion of the trial at the ACR meeting. A higher percentage of subjects who received tgAAC94 reported improvement in joint symptoms, function and pain compared to the placebo injected group. These interim data also indicated that tgAAC94 is well-tolerated for doses up to 5x10(13) DRP. The most common adverse events noted were injection site reactions, seen in 10% of patients treated.

Inflammatory arthritis is a serious disease affecting more than two million people in the United States and can lead to debilitating chronic pain, permanent nerve, bone and joint damage, and, in some cases, death. While medications are available to slow and sometimes stop symptoms, they can compromise the immune system and leave patients with side effects, such as chronic infections. The Company's tgAAC94 product candidate, a locally targeted therapy approach, is designed to reduce inflammation locally in the joints and avoid the potential for systemic side effects.

About tgAAC94
tgAAC94 is being developed as a supplemental therapeutic to systemic anti-TNF-alpha protein therapy for use in patients with inflammatory arthritis who have one or few inflamed joints or who do not fully respond to systemic protein therapy. The product candidate uses Targeted Genetics' recombinant AAV (rAAV) vector technology to deliver a DNA sequence that encodes a soluble form of the TNF-alpha receptor (TNFR: Fc). Soluble TNFR:Fc inhibits the immune stimulating activity of TNF-alpha. Direct injection of tgAAC94 into affected joints leads to the localized production of secreted TNFR:Fc within joint cells, reducing the activity of TNF-alpha within the joint and, potentially, leading to a decrease in the signs and symptoms of inflammatory disease and inhibition of joint destruction.

Teleconference Replay Access
Webcast replay will be available for approximately 30 days at www.targetedgenetics.com; telephone replay will be available following today’s call at approximately 9:30 p.m. PT through 11:59 p.m. PT, Sunday, December 23, 2007, by calling 800.405.2236 (domestic) or 303.590.3000 (international); pass code 11089229#.

About Targeted Genetics
Targeted Genetics Corporation is a biotechnology company committed to the development of innovative targeted molecular therapies for the prevention and treatment of acquired and inherited diseases with significant unmet medical need. Targeted Genetics' proprietary Adeno-Associated Virus (AAV) technology platform allows it to deliver genes that encode proteins to increase gene function or RNAi to decrease or silence gene function. Targeted Genetics' product development efforts target inflammatory arthritis, AIDS prophylaxis, congestive heart failure and Huntington's disease. To learn more about Targeted Genetics, visit Targeted Genetics' website at www.targetedgenetics.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
This release contains forward-looking statements regarding the continuation and results of its clinical trial of tgACC94, the data collected in the tgAAC94 program, the cause of the serious adverse event, establishment or determination of efficacy endpoints from the data collected in the trial, and the timely and complete accrual of patients in the trial. These statements involve current expectations, forecasts of future events and other statements that are not historical facts. Inaccurate assumptions and known and unknown risks and uncertainties can affect the accuracy of forward-looking statements. Factors that could affect actual future events or results include, but are not limited to, the timing, nature and results of the Company's clinical trials, the Company's ability to obtain and maintain regulatory or institutional approvals, and the Company's ability to obtain, maintain and protect its intellectual property, as well as other risk factors described in "Item 1A. Risk Factors" in the Company's most recent annual report on Form 10-K for the year ended December 31, 2006 filed with the SEC and in its most recently filed quarterly report on Form 10-Q for the quarter ended September 30, 2007. You should not rely unduly on these forward-looking statements, which apply only as of the date of this release. The Company undertakes no duty to publicly announce or report revisions to these statements as new information becomes available that may change the Company's expectations.

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